Exhibit 10.1

SOHU.COM ANNOUNCES PURCHASE OF NEW OFFICE PREMISES IN BEIJING BY

CHANGYOU.COM

Beijing, China, August 25, 2010 –Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, communications, search, online games and wireless value-added services group, today announced that its massively multi-player online role-playing game (“MMORPG”) subsidiary, Changyou.com Limited (“Changyou”) (NASDAQ: CYOU) recently signed an agreement with a property developer to purchase an office building to be built in Beijing for total cash consideration of approximately US$146 million. The building is expected to have an office and ancillary area of approximately 56,200 square meters, and is to serve as Changyou’s headquarters. Under the agreement, the developer is to start construction in the first half of 2011, subject to necessary permits’ being obtained, and is expected to complete construction by the end of 2012. Changyou is to pay for the building in installments upon completion of various stages of the development plan. The agreement calls for Changyou and the developer to enter into a detailed purchase and sale agreement after the developer has finished obtaining all governmental permits necessary to permit the sale of the building.

“The active scouting and hiring of talent is the building block of every growing online games company. To capitalize on the many emerging business opportunities present in the online games industry in China today, we have plans to continue growing our business and our talent pool,” commented Mr. Dewen Chen, Changyou’s president and chief operating officer. “The new office building is intended to accommodate the growth of our team of game engineers and operational staff for the next few years as we implement our business expansion plans. In addition, the centralized office is expected to enhance our ability to execute our core strategies efficiently as we work to further advance our leading position in the industry.”

About Changyou

Changyou.com Limited’s massively multi-player online role-playing games (“MMORPG”) business began operations as a business unit within Sohu.com Inc. (NASDAQ: SOHU) in 2003. Changyou, a leading developer and operator of online games in China, was carved out as a separate, stand-alone company in December 2007, and completed an initial public offering on April 7, 2009. Changyou currently operates five online games, including the in-house developed Tian Long Ba Bu, one of the most popular online games in China, and the licensed Blade Online, Blade Hero 2, Da Hua Shui Hu and Zhong Hua Ying Xiong. Changyou has a diversified pipeline of games with various graphic styles and themes, including the licensed Immortal Faith, Legend of the Ancient World, and the in-house developed Duke of Mount Deer, which received an award as one of China’s most anticipated online games. Changyou’s advanced technology platform includes advanced 2.5D and 3D graphics engines, a uniform game development platform, effective anti-cheating and anti-hacking technologies, proprietary cross-networking technology and advanced data protection technology. For more information about Changyou, please visit http://www.changyou.com/en/.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of web properties and community based/web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; #1 games information portal www.17173.com; the top real estate website www.focus.cn; #1 online alumni club www.chinaren.com; wireless value-added services provider www.goodfeel.com.cn; leading online mapping service provider www.go2map.com; and developer and operator of online games www.changyou.com.

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Sohu corporate services consist of brand advertising on its matrix of websites as well as paid listing and bid listing on its in-house developed search directory and engine. Sohu also offers wireless value-added services such as news, information, music, ringtone and picture content sent over mobile phones. Sohu’s massively multiplayer online role-playing game (MMORPG) subsidiary, Changyou.com (NASDAQ: CYOU), currently operates five online games, including Tian Long Ba Bu, one of the most popular online games in China, and the licensed Blade Online, Blade Hero 2, Da Hua Shui Hu and Zhong Hua Ying Xiong. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its fourteenth year of operation.

Safe Harbor Statement

This announcement contains forward-looking statements. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, the current global financial and credit markets crisis and its potential impact on the Chinese economy, the slower growth the Chinese economy experienced during the latter half of 2008 and in 2009, which could recur in the future, the uncertain regulatory landscape in the People’s Republic of China, fluctuations in Sohu’s quarterly operating results, and Sohu’s reliance on online advertising sales, online games and wireless services (most wireless revenues are collected from a few mobile network operators) for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2009, and other filings with the Securities and Exchange Commission.

For investor and media inquiries, please contact:

In China:

Ms. Li Mei

Sohu.com Inc.

Tel: +86 (10) 6272-6596

E-mail: ir@contact.sohu.com

Mr. Chen Yuan Yuan

Christensen

Tel: +86(10)5971-2001

E-mail: ychen@ChristensenIR.com

In the United States:

Mr. Jeff Bloker

Christensen

Tel: +1 (480) 614-3003

E-mail: jbloker@ChristensenIR.com

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